Exhibit 99.1

Alder BioPharmaceuticals Reports Third Quarter 2015

Financial and Operating Results

Initiated First of Two Pivotal Clinical Trials Planned to Support BLA Filing for ALD403 in Migraine Prevention

Two ALD403 Data Readouts Anticipated in 1Q16

BOTHELL, Wash., November 5, 2015 – Alder BioPharmaceuticals, Inc. (“Alder”) (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the treatment of migraine, Cushing’s disease, Congenital Adrenal Hyperplasia and autoimmune and inflammatory diseases, today provided recent corporate highlights and reported its financial results for the third quarter ended September 30, 2015.

“We continue to execute on our accelerated clinical development plan for ALD403. We recently initiated the first of two pivotal clinical trials aimed at a future BLA filing of ALD403. In addition, we completed enrollment in the Phase 2b clinical trial of ALD403 in patients with chronic migraine and look forward to reporting the top-line data from this trial along with the data from the Phase 1 quarterly self-administration trial in the first quarter of 2016,” said Randall C. Schatzman, Ph.D., President and Chief Executive Officer of Alder. “Data from prior trials of ALD403 demonstrated outstanding efficacy, rapid onset of effect in the first weeks following treatment and responses lasting out to six months after only a single treatment. Moreover, 27-41% of patients experienced complete migraine-free relief, that is 100% suppression of migraine occurrence, in any given month. Taken together, we believe that agents which target calcitonin gene-related peptide (CGRP) biology have the potential to transform migraine prevention.”

ALD403 Clinical Development Program Update

ALD403 is Alder’s transformative novel monoclonal antibody that targets calcitonin gene-related peptide (CGRP) for prevention of migraine. CGRP is a small protein involved in the transmission of and heightened sensitivity to pain experienced in migraine.

Alder’s strategy is to commercialize ALD403 by achieving a broad label for the prevention of migraine in both frequent episodic and chronic migraine patients. Alder is progressing two modes of once per quarter administration for ALD403, via infusion and self-administration, to allow patients with their physicians to select the treatment course that best suits their individual preferences and circumstances.

QUARTERLY INFUSION FORMULATION

Alder is currently conducting an ongoing 600-patient Phase 2b double-blind, randomized, placebo-controlled, dose-ranging clinical trial of ALD403 in chronic migraine patients. This clinical trial is fully enrolled and top-line 12-week data is expected in the first quarter of 2016.

In October, Alder initiated the first of two pivotal clinical trials, which together, will support a Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA), if supported by the data. This double-blind, randomized, placebo-controlled, multi-dose trial, known as PROMISE 1 (PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 1) will evaluate the efficacy and safety of three dose levels in individuals with frequent episodic migraine. The clinical trial is expected to enroll 600 patients and top-line data is expected in the first half of 2017.

In 2016, Alder plans to initiate a second pivotal clinical trial, known as PROMISE 2, a double-blind, randomized, placebo-controlled, multi-dose trial which will evaluate the efficacy and safety of two dose levels in individuals with chronic migraine. This clinical trial is expected to enroll 450 patients.

The primary endpoint for the ongoing chronic migraine Phase 2b clinical trial and these two pivotal clinical trials is the change in migraine days between ALD403 and placebo as determined by the difference in responder rates over a 12-week period.

QUARTERLY SELF-ADMINISTRATION FORMULATION

Alder is currently conducting an ongoing Phase 1 placebo-controlled, multi-dose, dose-ranging trial of ALD403 for quarterly self-administration in healthy volunteers. This clinical trial is fully enrolled with top-line data expected in the first quarter of 2016.

Alder plans to initiate a double-blind, randomized, placebo-controlled, dose-ranging, multi-dose trial in frequent episodic migraine patients utilizing a once per quarter formulation for self-administration in 2016 following completion of the Phase I trial.

Additional Pipeline Indications

Alder plans to commence Phase 1 clinical trials in 2016 for ALD1613, a genetically engineered monoclonal antibody designed to specifically inhibit Adrenocorticotropic Hormone, or ACTH, in two orphan diseases: Congenital Adrenal Hyperplasia and Cushing’s disease. Congenital Adrenal Hyperplasia is a disease resulting from a mutation in cortisol synthetic enzymes that causes overproduction of ACTH and Cushing’s disease is an orphan disease driven by long-term exposure to cortisol as a result of increased expression of ACTH produced by a pituitary tumor. ALD1613 is currently undergoing IND-enabling toxicology and manufacture of clinical supplies in preparation for clinical trials in patients.

Corporate Updates

In August 2015, Alder announced the appointment of Paul B. Cleveland to its Board of Directors and as Chairman of the Alder’s Audit Committee. Mr. Cleveland currently serves as President and Chief Executive Officer of Celladon Corporation and previously served as Celladon’s President and Chief Financial Officer. Mr. Cleveland also serves as a member of the Board of Directors and as Chairman of the Audit Committee of Sangamo Biosciences, Inc.

In September 2015, Alder announced the appointment of Paul R. Carter to its Board of Directors. Mr. Carter currently serves as Executive Vice President, Commercial Operations at Gilead Sciences, Inc. Mr. Carter joined Gilead in April 2006 as head of European commercial operations and was subsequently promoted to his current role heading up Gilead’s worldwide commercial organization.

Third Quarter 2015 Financial Results

For the third quarter ended September 30, 2015, Alder did not record any revenues compared to $38.8 million for the same period in 2014. Revenue in the 2014 period was related to payments from Bristol Myers Squibb pursuant to its worldwide rights for clazakizumab. These rights were returned to Alder in December 2014.

Research and development expenses for the third quarter ended September 30, 2015 totaled $22.9 million, compared to $7.0 million for the same period in 2014. The increase in spending in the 2015 period was primarily due to the ALD403 program for costs related to the ongoing chronic migraine clinical trial, the initiation of the first of two pivotal clinical trials (PROMISE 1) and manufacturing costs of drug supplies for these clinical trials.  In addition, Alder incurred additional costs for manufacturing drug supply for ALD1613 and increased compensation costs related to employee headcount growth to support Alder’s pivotal clinical trials.

General and administrative expenses for the third quarter ended September 30, 2015 totaled $4.3 million, compared to $3.2 million for the same period in 2014. The increase in the 2015 period was due to increased stock-based compensation costs.

Net loss for the third quarter ended September 30, 2015 totaled $27.0 million, or $0.62 per share, compared to net income of $28.6 million, or $0.88 per share on a fully-diluted basis, for the same period in 2014.

As of September 30, 2015, Alder had $408.2 million in cash and cash equivalents, short-term and long-term investments, compared to $428.4 million as of June 30, 2015.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. ET to discuss these financial results and recent corporate highlights. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 60406954. The webcast will be broadcast live on the investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s lead clinical candidate, ALD403, inhibits a well validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is currently undergoing Phase 2b clinical testing for the treatment of chronic migraines. Alder has initiated a pivotal clinical trial for the treatment of frequent episodic migraine and plans to initiate additional advanced clinical trials for ALD403 in frequent episodic and chronic migraine in 2016. Alder’s second program, ALD1613, which targets adrenocorticotropic hormone (ACTH) is undergoing Investigational New Drug (IND)-enabling preclinical studies with the initiation of clinical trials in Congenital Adrenal Hyperplasia or Cushing’s disease planned for 2016. Finally, clazakizumab, previously known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has completed a Phase 2b clinical trial. Alder is seeking a partner or other strategic alternatives for clazakizumab. For more information, please visit

http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the further development of ALD403 and ALD1613, our expectations for the initiation of future clinical trials and studies, availability of clinical trial data, patient enrollment and the potential of ALD403, ALD1613 and clazakizumab to address the unmet medical needs of patients. All forward-looking statements included in this press release are based on our management’s beliefs and assumptions and on information currently available to our management, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this press release may turn out to be wrong and actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which was filed with the Securities and Exchange Commission (SEC) on August 5, 2015, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in our other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

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Media Contact:	Investor Relations Contact:
David Schull or Lena Evans	Sarah McCabe
Russo Partners, LLC	Stern Investor Relations, Inc.
(212) 845-4271	(212) 362-1200
(212) 845-4262	sarah@sternir.com
david.schull@russopartnersllc.com
lena.evans@russopartnersllc.com

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	September 30,	December 31,
	2015	2014

Cash, cash equivalents, and investments	$408,192	$55,872
Prepaid expenses and other assets	18,065	8,487
Total assets	$426,257	$64,359

Total liabilities	$14,590	$5,202
Total stockholders’ equity	411,667	59,157
Total liabilities and stockholders’ equity	$426,257	$64,359

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues
Collaboration and license agreements	$—	$38,784	$—	$48,269
Operating expenses
Research and development	22,852	7,047	47,975	23,444
General and administrative	4,318	3,158	11,925	9,054
Total operating expenses	27,170	10,205	59,900	32,498
Income (loss) from operations	(27,170)	28,579	(59,900)	15,771
Total other income	173	67	595	79
Net income (loss)	$(26,997)	$28,646	$(59,305)	$15,850
Net income (loss) per share - basic	$(0.62)	$0.93	$(1.50)	$0.93
Net income (loss) per share - diluted	$(0.62)	$0.88	$(1.50)	$0.56
Weighted average number of common shares used in net income (loss) per share - basic	43,525,888	30,805,163	39,554,790	17,006,362